Exhibit 19

POLICY ON FOLLOWING PAGE

ACKNOWLEDGMENT

I, the undersigned director or executive officer of Farmers & Merchants Bancorp, Inc.

hereby acknowledge receipt of the Farmers & Merchants Bancorp, Inc. Policy, as presented October 22, 2024 on Trading in Company Securities and agree to abide by the terms of the Policy.

________________________________________________________________________

Signature Date

Print Name

DATE: October 22, 2024

TO: DIRECTORS AND EXECUTIVE OFFICERS OF FARMERS & MERCHANTS BANCORP, INC.

FROM: SHUMAKER, LOOP & KENDRICK, LLP

INSIDER OBLIGATIONS AND LIABILITIES UNDER THE FEDERAL SECURITIES LAWS

INTRODUCTION - FARMERS & MERCHANTS BANCORP, INC. POLICY

REGARDING TRADING IN COMPANY SECURITIES

The following policy has been adopted by the Company’s Board of Directors regarding trading in Company stock by directors and executive officers. It serves as a good summary of securities law restrictions and provides a practical approach to avoiding potential problems. The purpose of this policy statement is to introduce directors and executive officers of a reporting company to their obligations under the federal securities laws in connection with transactions involving Company securities. Complex securities laws require timely reporting, restrict the manner of sale and create potential personal liability in connection with such transactions. Inadvertent violations also could result in an embarrassment to and loss of investor confidence in the Company.

PART B - RULE 10b-5 PROHIBITION AGAINST TRADING ON INSIDE INFORMATION.

NOTE: THIS PORTION OF THE COMPANY’S INSIDER OBLIGATIONS POLICY STATEMENT DOES NOT COVER THE LIABILITY OF OFFICERS, DIRECTORS AND MAJOR STOCKHOLDERS UNDER §16(b) OF THE 1934 ACT FOR “SHORT-SWING” PROFITS REALIZED ON THE PURCHASE AND SALE OF THE COMPANY’S SECURITIES WITHIN A SIX-MONTH PERIOD. NOR DOES IT COVER THE TRADING LIMITATIONS FROM WHICH RULE 144 OF THE 1933 ACT PROVIDES A “SAFE HARBOR.”

I. THE RULE.

Under Rule 10b-5 of the Act, no person who, by virtue of his or her position or relationship to the Company, has access to material nonpublic information concerning the Company or its prospects may buy or sell securities of the Company or otherwise use the information to his or her own advantage or pass it on directly or indirectly to others who engage in any such transaction.

1.
Who Is Covered?

An employee, officer or director of the Company who buys or sells equity securities of the Company while in possession of material nonpublic information may be subjected to both civil and criminal actions for such “insider trading.” Liability also may arise if an employee, officer or director discloses (“tips”) material inside information to any outside person who then trades in equity securities of the Company. Thus trading by a spouse, relative, or acquaintance based on information disclosed by a director, executive officer or employee would constitute a violation.

In additions, purchase and sale transactions executed by the Company, such as with respect to open market and privately negotiated repurchase transactions, are also subject to insider trading liability under Rule 10b-5. As a consequence, it is the policy of the Company to adhere to the transaction timing restrictions articulated in this section with respect to entering into any trading activity with the investing public.

2.
“Material Inside Information.”

“Inside” Information means any nonpublic information about the Company of which you have knowledge. Information is “material” for these purposes if there is a substantial likelihood that a reasonable investor would consider the information important in arriving at a decision to buy, sell or hold common stock of the Company. Examples of inside information that might, depending on the circumstances, be deemed material include: a dividend increase or decrease; the revision of an earnings estimate; a significant lawsuit against the Company or other contingent liability; a significant merger or acquisition proposal or agreement; extraordinary management developments; the purchase or sale of substantial assets; liquidity problems or a significant deterioration in the credit quality of the Company’s loan portfolio. The foregoing list is not exhaustive; other types of information may be material at any particular time, depending upon all the circumstances.

3.
When is Information Public?

Depending upon individual circumstances, material information about the Company should not be considered to be known to the public until approximately 72 hours after it has been fully disclosed by the Company in a manner reasonably calculated to reach the general investing public. A common method for making information available to the investing public is through the dissemination of a news release on a major wire service. However, dissemination through a wider variety of media is recommended where the Company has reason to believe that the newspapers and wire services will not report the information in a full or prompt manner. In such instances, a contemporaneous filing of the release with the SEC on Form 8-K will operate to lessen the impact of minimal dissemination of the information through the general media.

4.
Timing of Transactions.

Generally, the Company’s policy is that purchases and sales of the Company’s common stock by executive officers and directors (and the Company, when applicable) occur only during the forty-five (45) day “window period” beginning three business days after the public release of Company’s annual or quarterly results. Prior to executing any transaction in Company stock, executive officers and directors must provide prior notice to the SEC Compliance Officer to confirm compliance with all of the requirements of this policy. In addition, outside of the window period, executive officers and directors may transact in Company securities only with the prior authorization of the Company’s SEC Compliance Officer.

The SEC Compliance Officer, President and CEO or the board of directors may issue a “blackout” (See Part D hereof) at any time there is material nonpublic information concerning the Company, including during a window period. If a blackout order is issued, all executive officers and directors (and others who may from time to time be in possession of material nonpublic information and identified and notified by the SEC Compliance Officer as subject to this policy), along with the Company itself, are strictly prohibited from making any transaction in the Company stock.

In no event should any transaction, including one within the window period, be entered into in violation of the insider trading rule, and all transactions should be carried out in compliance with the requirements of Section 16 of the Act and SEC Rule 144.

Executive officers and directors are reminded that the prohibition on transacting in the Company stock while in possession of material nonpublic information is an individual obligation imposed on the insider engaging in the transaction. The determination of whether there is material nonpublic information is a factual determination that must be made on a case by case basis. Allegations of improper insider trading are often made with the benefit of hindsight and therefore executive officers and directors are encouraged to view each transaction they propose to engage in regarding the Company stock in the light of how it may be viewed in hindsight. Further, executive officers and directors should be aware that the most dangerous time to engage in a purchase or sale of the Company’s stock would be shortly in advance of the public release of important information, such as quarterly or year-end earnings results.

II. PENALTIES.

The potential penalties for insider trading violations are substantial. A person who willfully violates any provision of the Act is subject to criminal penalties that include the following: (i) a fine of up to $5,000,000, and (ii) imprisonment for up to twenty (20) years. A civil penalty of up to three times the profit made, or loss avoided, also is provided. The SEC may seek other civil penalties which may include cease and desist orders or civil penalties ranging from $7,500 to $160,000, depending on the severity of the offense. In addition and under certain circumstances, liability for violation of Rule 10b-5 may be imposed against controlling persons.

A private right of action is provided to persons who trade contemporaneously with the occurrence of a violation, subject to a five-year statute of limitations, with liability being limited to the actual profit gained or the loss avoided by the violator. Finally, the SEC has authority to award bounties to informants equal to ten percent of the amounts recovered.

III. 10B-5-1 TRADING PLAN.

General. In August 2000, the Commission adopted Rule 10b5-1, which, in part, provides an affirmative defense to insider trading liability under Section 10(b) of the Exchange Act and Rule 10b-5 in circumstances where, subject to certain conditions, the trade was pursuant to a binding contract, an instruction to another person to execute the trade for the instructing person’s account, or a written plan adopted when the trader was not aware of material nonpublic information. Rule 10b5-1(c)(1) provides an affirmative defense to Exchange Act Section 10(b) and Rule 10b-5 liability for insider trading in circumstances where the individual purchasing or selling a security (the “trader”) can demonstrate that material nonpublic information did not factor into the trading decision because, before becoming aware of material nonpublic information, the trader, in good faith, adopted a written plan for trading the securities.

These written trading plans are now universally referred to as 10b5-1 trading plans. In order to be effective and provide a director or executive officer of the Company with an affirmative defense against allegations of insider-trading, a 10b5-1 plan must meet the following requirements:

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The plan must be in writing and established in good faith at a time when the director or executive is not in possession of material, nonpublic information regarding the company.
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The plan must specify the number of securities to be traded, the price at which transactions should take place, and the dates on which transactions should occur. However, these inputs can be either static or formula driven.
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The plan prohibits the director or executive from exercising any further influence over how, when, or whether to effect trades under the plan specifications.
•
An insider may not have outstanding at any given time more than a single plan that would qualify for the affirmative defense under the amended Rule 10b5-1 during the same period of time.

Prior Approval. A director or executive officer of the Company should consult their broker-dealer for additional information on establishing a 10b5-1 trading plan.

No 10b5-1 trading plan can be implemented without the prior approval of the Company’s SEC Compliance Officer in conjunction with a review of the terms of such plan by the Company’s outside counsel. Regulations of the SEC require the Company to disclose whether, during its most recent fiscal quarter, any director or officer has adopted, modified, or terminated: (i) any contract, instruction or written plan for the purchase or sale of securities of the registrant that is intended to satisfy the affirmative defense conditions of Rule 10b5-1(c) (a “Rule 10b5-1(c) trading arrangement”); or (ii) any written trading arrangement for the purchase or sale of securities of the registrant that meets the requirements of a non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of SEC Regulation S-K (a “non-Rule 10b5-1 trading arrangement”). To get the Company’s prior approval, a director or officer must provide the Company’s SEC Compliance Officer with a copy of the proposed trading arrangement, along with a description of the material terms thereof, such as:

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The proposed date of adoption, modification or termination of the trading arrangement;
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The proposed duration of the trading arrangement;
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The aggregate number of securities to be sold or purchased under the trading
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Arrangement; and
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For modifications only, a basic description of the scope of any such modification.

In addition, any trading arrangement must include a representation of the adopting officer or director in the plan document certifying that at the time of the adoption of a new or modified Rule 10b5-1 trading arrangement: (1) he or she is not aware of material nonpublic information about the Company or its securities; and (2) he or she is adopting the trading arrangement in good faith and not as part of a plan or scheme to evade the prohibitions of SEC Rule 10b-5.

PART D - BLACKOUT PERIODS

In addition, you will not be permitted to trade in any Company equity security during a “blackout period” without the express written consent of the Company’s SEC Compliance Officer, President & CEO or the board of directors. A “blackout period” will occur in either of the following:

I.
The SEC Compliance officer, President and CEO or the board of directors may issue a “blackout” at any time there is material nonpublic information concerning the Company including during a window period. If a blackout order is issued, all executive officers and directors (and others who may from time to time be in possession of material nonpublic information and identified and notified by the SEC Compliance Officer as subject to this policy) are strictly prohibited from making any transaction in the Company stock.

II.
Any period of more than three consecutive business days during which 50% or more of the participants in any Company benefit plan such as a 401(k) plan are restricted from making transactions in their Company stock fund. [Note that the Company currently does not maintain any such plans that have a Company stock fund.] During such periods federal law prohibits you from acquiring or disposing of any Company equity security the acquisition or disposition of which is connected with your employment as a director or executive of the Company. Examples of stock acquired in connection with Company employment could include stock awards and stock held in other Company equity plans. However, an automatic reinvestment of dividends pursuant to any dividend reinvestment plan is exempted from these restrictions. Purchases and sales made pursuant to advance election are also exempt. Again, because the Company has no such benefit plans that have a Company Stock fund in place as of the date of adoption of this amended policy, reference herein to such plans is provided in the event the Company subsequently adopts such plans.

The Company’s SEC Compliance Officer or Corporate Secretary will notify all directors and executive officers in advance of any scheduled blackout period.

PART E - COMPANY COMPLIANCE PROGRAM.

Because of the complexity of these rules, and the importance to the Company and you that you comply with them, the Company has established a compliance program to assist you in avoiding transactions that violate the securities laws and in properly reporting your transactions in the Company’s common stock.

I.
NOTIFICATION OF ALL PROPOSED TRANSACTIONS.

All proposed transactions by directors and executive officers (whether in or out of the Window Period) must be cleared through the Company’s SEC Compliance Officer. Each proposed transaction will be evaluated to determine if it raises insider trading (Rule 10b-5) concerns, violates the short swing provisions of Section 16(b) or requires the submission of a current report pursuant to Section 16(a). Directors and executive officers are required to provide the Company’s SEC Compliance Officer with advance notice of any desired transaction and to also indicate: (i) the number of shares, (ii) specific type of transaction (buy, sell, option exercise, etc.), (iii) whether the transaction was made pursuant to a contract, instruction or written plan that is intended to satisfy the affirmative defense conditions of Rule 10b5-1(c), and (iv) other detailed broker information.

IV.
SEC COMPLIANCE OFFICER

The Company’s SEC Compliance Officer is Barbara J. Britenriker, CFO. Any questions regarding this Policy or any transactions potentially covered thereby, as well as any transaction clearance requests, should be directed to Barbara Britenriker, CFO or Melinda L. Gies, Corporate Secretary during normal business hours.